Exhibit 10.8

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of May 6, 2004 (the “Effective Date”) by and between ClearOne Communications, Inc., a Utah corporation (“Seller”), and M:SPACE, Inc., a Minnesota corporation (“Buyer”).

WHEREAS, Seller operates a division (“Division”) which is engaged in the marketing and sale of audiovisual integration products and services throughout the United States and internationally which is partially based in Golden Valley, Minnesota; and

WHEREAS, the business of the Division, as conducted only in the United States and not internationally, is herein referenced as the “Business”; and

WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets of Seller (and not the liabilities of Seller, except as herein provided) which are utilized exclusively or predominantly by the Division in connection with the Business, and not internationally, all on the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS.

1.1 Generally. Subject to the terms of this Agreement, including the qualifications set forth below, Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, on and as of the Closing Date, all property and assets of Seller, tangible or intangible, owned (not leased) by Seller and used exclusively or predominantly by the Division in connection with the Business, but excluding the Excluded Assets, as such term is defined below (the “Assets”), including but not limited to the following:

(a) All equipment, demonstration equipment, machinery, computers and other tangible personal property exclusively or predominantly used in or related to the Business, owned (not leased) by Seller, including but not limited to those items identified in Schedule 1.1(a), but, notwithstanding anything herein to the contrary, excluding (i) all furniture and fixtures other than the furniture listed in Schedule 1.1(a), and (b) those items listed as excluded in the “Notes” column of Schedule 1.1(a).

(b) All finished goods and work, inventory, materials in final form, work-in-process, raw materials and supplies owned by Seller and exclusively or predominantly used in or related to the Business including but not limited to the items listed in Schedule 1.1(b) (the “Inventory”);

(c) The intellectual property listed in Schedule 1.1(c) (the “Transferred Intellectual Property”).

(d) All books, records and datafiles associated with a particular software program, owned by Seller and, notwithstanding anything to the contrary herein, used exclusively in the conduct of the Business, including but not limited to the items listed in Schedule 1.1(d) (the

“Business Books, Records and Datafiles”) although Seller shall be entitled to retain copies of the same for record keeping purposes;

(e) Seller’s transferable and assignable non-compete, non-disclosure, confidentiality and non-solicitation agreements with former employees of Seller, but only with respect to such employees who worked exclusively for the Division (the “Non-Compete Contracts”) but only to the extent locatable by Seller using reasonable diligence;

(f) All rights of Seller under any warranty or guarantee (collectively, the “Warranties”) by any manufacturer, supplier or other transferor of the Assets, and all Licenses and Permits, as such term is defined in Section 7.9, but only to the extent they are assignable but, with respect to the Warranties, only to the extent locatable by Seller using reasonable diligence;

(g) All rights (but no obligations except the Assumed Liabilities, as such term is defined in Section 2 below) of Seller under any purchase orders, contracts, guarantees, license agreements, commitments, and SBC maintenance agreement, other maintenance agreements commonly known as the “legacy” agreements, or other agreements, all as specifically listed on Schedule 1.1(g), but notwithstanding anything herein to the contrary, no other contracts (the “Assigned Contracts”);

(h) All sales records, purchase records, customer lists, salespersons’ lists, sales reports, costs sheets, bills of material, technical information, supplier lists, advertising and promotional materials, blueprints and specifications, vendor records and information, and production records relating exclusively to the Business or the Assets, although Seller shall be entitled to retain and use copies of these records;

(i) Notwithstanding anything to the contrary herein, Seller’s rights in and to only those Internet Web site locations (together with all content, information and data located on such websites and all copyrights thereto) and/or Internet domains and telephone and facsimile numbers identified on Schedule 1.1(h), subject to the qualifications therein.

The Assets shall be transferred by Seller to Buyer in accordance with this Agreement with all required consents of any and all third parties and free and clear of all liabilities, obligations, claims, liens, security interests or encumbrances, except (a) as otherwise provided herein with respect to the Assigned Contracts and related Assumed Liabilities and (b) that Seller need not furnish copies of the Non-Compete Contracts, the Business Books, Records and Data files or Warranties at Closing. Rather, Buyer shall be entitled to request copies following Closing on an as needed basis, and Seller shall then use reasonable diligence to locate the same and furnish copies to Buyer. All Assets are sold in an “as is and with all faults” condition.

1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Seller is not selling, assigning, transferring or conveying to Buyer any of the following assets or intangible property interests described in this Section 1.2, which were first referred to hereinabove as the “Excluded Assets”:

(a) Cash and cash equivalents;

(b) All of Seller’s minute books, stock transfer journals, tax returns and the corporate seal of Seller;

(c) All books and records of Seller except (i) the Business Books, Records and Datafiles, (ii) as provided in Sections 1.1(d) with respect to copies being retained by Seller, and (iii) the items listed in Section 1.1(h), although Seller shall be permitted to retain copies of such items;

(d) The rights of Seller under this Agreement;

(e) The name “ClearOne Communications” and all combinations thereof;

(f) All intellectual property other than the Transferred Intellectual Property.

(g) All accounts receivable of Seller, whether or not related to the Business.

(h) All prepaid deposits of Seller, whether or not related to the Business.

(i) All claims of Seller against third parties, known or unknown, asserted or unasserted, which arise before or after the Closing Date, including claims for payment, except claims for payment arising out of Assigned Contracts and for which Buyer is entitled to payment hereunder by the counterparties thereto, in connection with services to be performed by Buyer thereunder following the Closing Date.

(j) All of Seller’s rights to tax refunds, known or unknown, choate or inchoate, whether or not related to the Business.

(k) All assets and finished goods relating to the operation of the Division’s woodshop.

(l) The Spectrologic Tape Library.

(m) All furniture and fixtures other than the furniture listed in Schedule 1.1(a).

(n) All real and personal property leases.

(o) All assets of Seller, tangible or intangible, other than the Assets.

2. ASSUMPTION OF LIABILITIES. Except as hereinafter specifically provided, Buyer shall not and does not assume any liabilities or obligations of Seller. Seller shall be solely liable for its liabilities and obligations arising from ownership of the Assets, operation of the Division and Business and incidents and occurrences prior to the Closing Date, whether or not reflected in Seller’s books and records and whether or not such incidents or occurrences first became known following the Effective Date, except as follows: Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer assumes only the following:

(a) the liabilities and obligations of Seller arising before or after the Closing Date and related to the period of time after the Closing Date, but such liabilities and obligations must relate to services or obligations to be performed by Buyer as assignee of the Assigned Contracts following the Closing Date, which by their terms are to be performed following the Closing Date; and

(b) any liability first asserted after the Closing Date under or in respect of the Assigned Contracts relating to the period prior to the Closing Date, to the extent such liability is asserted after a period of two years following the Closing Date.

(c) any liability arising out of the use by Buyer of the telephony listed in Schedule 1.1(h) following the Closing.

The liabilities referred to in subsection (a), (b) and (c) are herein referenced as the “Assumed Liabilities.”

3. INSTRUMENTS OF CONVEYANCE. At the Closing, pursuant to the terms and subject to the conditions of this Agreement, Seller shall:

(a) Execute and deliver an Assignment and Assumption Agreement in substantially the form attached hereto as Schedule 3 (“Assignment”), which document shall be without warranty, except as to title and except as otherwise specifically set forth herein;

Execute and deliver such additional instruments of conveyance as may be reasonably required to transfer the Assets. At the Closing, pursuant to the terms and subject to the conditions of this Agreement, Buyer shall also execute and deliver to Seller, the Assignment.

4. CLOSING. The Closing with respect to the transactions provided for herein shall take place at such place and time as the parties may mutually agree, on (a) the earlier to occur of (i) a day which is 5 business days after the fulfillment of the conditions precedent referenced in Sections 13 and 14, or (ii) May 6, 2004, or (b) at such other date as the parties may mutually agree (the “Closing Date”). Notwithstanding the foregoing, neither party shall be obligated to close the transactions contemplated by this Agreement unless all conditions precedent referenced in this Agreement have been satisfied or waived.

5. PURCHASE PRICE. The total purchase price for the Assets and the performance of Seller’s obligations under this Agreement is Buyer’s assumption of the Assumed Liabilities.

6. LABOR AND EMPLOYMENT MATTERS. Buyer shall not assume any employment obligations, wage or salary payment obligations, including without limitation those arising under any pension, profit sharing, deferred compensation, severance, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of Seller regardless of whether such plan, procedure, policy or practice is disclosed in this Agreement. Notwithstanding the foregoing, Buyer may make offers of employment to certain of Seller’s employees, pursuant to terms determined by Buyer. Seller will furnish to Buyer such information in their personnel files as Buyer may reasonably request and with respect to which it is lawful for Seller to disclose.

7. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that:

7.1 Incorporation. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation, and has the corporate power to own or lease its properties and to carry on the Business as it is now being conducted.

7.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by Seller, including without limitation the sale, conveyance, transfer and delivery and other transactions contemplated herein or hereby: (a) have been or will be, prior to Closing, duly and effectively authorized by the Board of Directors of Seller, with respect to the Assets sold by Seller hereunder; and (b) have been or will be, prior to Closing, authorized and approved by all of Seller’s shareholders, if necessary.

7.3 Conflicting Agreements, Governmental Consents. Except as disclosed on Schedule 7.3, the execution, delivery and performance by Seller of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto (collectively, the “Transaction Documents”), the consummation of the transactions contemplated hereby, and the performance or observance by Seller of any of the terms or conditions hereof or thereof, will not (with or without notice or lapse of time) (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of the Assets pursuant to any award of any arbitrator, or any indenture, contract or agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which Seller or any of the Assets is subject, or (b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority, or (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Assets is subject (or result in the imposition of any security interest upon any of such Assets).

7.4 Restrictive Covenants. Seller is not a party to nor are the Assets bound or affected by any agreement or document containing any covenant limiting the freedom of Seller to compete in the Business or which materially or adversely affects the business practices, operations or conditions of the Business or the continued operation of the Business after the Closing Date on substantially the same basis and on substantially the same terms and conditions as the Business is presently carried on.

7.5 Binding Obligation. This Agreement and the Transaction Documents are, or when delivered will be, legally valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.6 Actions, Suits, Proceedings. Except as disclosed in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller or any of the Assets in any court or before any federal, state, municipal or other governmental agency or before any other private or public tribunal or quasi-tribunal which, (a) if decided adversely to Seller, would have a material adverse effect upon the Business or Assets, (b) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith, or (c) in any way call into question the validity of this Agreement or the other agreements and instruments to be executed and delivered by Seller; nor is Seller in default with respect to any order of any court or governmental agency entered against it in respect of the Business or Assets. Seller has not has received notice, formally or otherwise, of any judgments, orders, decrees, stipulations, settlement agreements, liens or injunctions, relating in any way to the Assets, which have not been wholly and completely settled, complied with and discharged.

7.7 No Material Violations. Except as disclosed in Schedule 7.7, Seller is not in violation of any applicable law, rule or regulation relating to the Business that would reasonably be expected to have a material adverse effect on the Business, and, to the knowledge of Seller, there are no requests, claims, notices, investigations, demands, administrative proceedings, hearings or other governmental claims against Seller alleging the existence of any such violation that would have a material adverse effect on the Business. For purposes of this Agreement, “material adverse effect” means any change in or effect (i) that is or will be materially adverse to the Business taken as a whole, or (ii) that will prevent or materially impair Seller’s ability to consummate the transaction contemplated by this Agreement, provided that a material adverse effect shall not include changes or effects (a) relating to economic conditions or financial markets in general, (b) resulting from the voluntary termination of employment by employees of Seller between the date of this Agreement and the Closing Date or (c) resulting from actions required to be taken by the terms of this Agreement.

7.8 Title to Assets and Absence of Encumbrances. Except as noted otherwise in this Agreement or any schedule thereto with respect to qualifications as to assignability or transferability, (i) Seller owns and has good and marketable title to all of the Assets; (ii) the delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in Buyer, free and clear of any and all liabilities (except as otherwise provided in this Agreement with respect to Assigned Contracts and the Assumed Liabilities), liens, claims, and encumbrances of every kind and character whatsoever; and (iii) the Assets include all assets necessary for the operation of the Business as it has been operated by Seller, except with respect to contracts which are not being assigned hereunder.

7.9 Licenses and Permits. All material licenses, permits, franchises, approvals and governmental authorizations (collectively the “Licenses and Permits”) required for Seller in connection with the operation of the Business, except with respect to qualifications of Seller to do business as a foreign corporation in states other than Utah, as to which Seller makes no warranty, are listed in Schedule 7.9. Except for the Licenses and Permits, no other such licenses, permits, franchises, approvals and governmental authorizations (other than qualifications of Buyer to do business as a foreign corporation in states outside of Minnesota) are required for the operation of the Business.

8. Labor and Employment Agreements. The Division is not subject to any collective bargaining agreement.

8.1 Environmental Matters. Except as set forth in Schedule 8.1:

(a) Seller is conducting and has conducted its Business in compliance with all applicable Environmental Laws and pursuant to all necessary government permits;

(b) There is no pending litigation and no pending or threatened Environmental Claim by any person (including, but not limited to, any governmental authority) with respect to the Business;

(c) Seller has not received any written notification from the United States Environmental Protection Agency advising Seller of any potential liability under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), as amended, with respect to the Business;

(d) Throughout this Agreement, the following terms shall have the meanings set forth below:

(i) “Environmental Claim” shall mean any claim or demand, or notice thereof, alleging potential liability (including, without limitation, liability for investigative costs, clean-up costs, monitoring costs, governmental response costs, natural resources damages, property damages, liability for nuisance or damage to property values, personal injuries or penalties) arising out of, based on or resulting from: (A) noncompliance with Environmental Laws by Seller in connection with the Business.

(ii) “Environmental Laws” shall mean any federal, state or local statute, regulation, rule, ordinance or common law pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws.

8.2 Employee Plans.

(a) After the Closing, Seller warrants that Buyer shall not have any responsibility or liability under any:

(i) employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by Seller or any subsidiary for any of its employees, former employees or directors (or their respective beneficiaries), including without limitation any group insurance or self-insured health plan, severance pay plan, non-qualified deferred compensation plan or retirement plan intended to be qualified under Internal Revenue Code (the “Code”) Section 401(a) (collectively, the "ERISA Plans");

(ii) trust fund maintained by Seller or any subsidiary in connection with any such ERISA Plan;

(iii) "cafeteria plan" ("125 Plan") maintained by Seller and governed by Code Section 125; or

(iv) other plan maintained by Seller providing compensation, benefits or perquisites to any employees, former employees or directors (or their respective beneficiaries) of Seller or any subsidiary, including without limitation any incentive, bonus, stock option, restricted stock, vacation pay or sick pay plan.

(b) Seller represents that Seller and its subsidiaries have timely complied with all of its "COBRA" obligations under ERISA Section 602, Code Section 4980B and applicable state insurance laws, with respect to any group life insurance and health benefit continuation coverage required to be provided by those of its ERISA Plans and any 125 Plan that provide such benefits for employees (and their respective beneficiaries) that are or have been employed in connection with the Assets being acquired by Buyer hereunder; and Seller warrants that Seller and its subsidiaries will continue, after the Closing, to comply with such obligations with respect to any of their employees, former employees or their respective beneficiaries who are or become entitled to such continuation coverage, to the extent required by applicable laws.

8.3 Assigned Contracts. Seller and, to the knowledge of Seller, each other party thereto, has substantially performed all obligations required to be performed under the Assigned Contracts to date, and are not in default under any Assigned Contract. The Assigned Contracts are each in full force and effect and, except as set forth in Schedule 8.3(a), are assignable to Buyer without the consent of third parties, and Seller has not waived or assigned to any other person any of its rights thereunder. The Assigned Contracts are complete and accurate or prior to Closing will be complete and accurate, and complete copies of such contracts including all amendments or supplements thereto have been or will be delivered to Buyer prior to Closing. No such contract shall prohibit or limit the ability of Seller to engage in any business activity or compete with any person in connection with the Business and/or other activities of the Buyer. Seller has delivered to Buyer three basic forms of maintenance contracts (copies of which are attached as Schedule 8.3(b), and each of the Assigned Contracts is substantially identical in form to at least one of such forms of maintenance contracts, recognizing that each such maintenance contract may vary from one another as to details.

8.4 Intellectual Property Rights. All Intellectual Property included in the Assets are solely registered (if at all) in the name of Seller, of which Seller has all right, title and interest, and have not been licensed or otherwise been made available by Seller for use by others except in the ordinary course of Seller’s Business. To Seller’s knowledge, all such registered intellectual property rights are in full force and effect. Except as listed elsewhere in this Agreement, Seller does not license from others the right to use any industrial or intellectual property rights in the Business. To Seller’s knowledge there has been no unauthorized use or disclosure or misappropriation of any of its intellectual properties utilized in connection with the Business, and Seller has taken reasonable steps in its view, to protect against the unauthorized use or disclosure of its intellectual property.

8.5 Inventory. The Inventory is being sold and transferred hereunder in an “as is, with all faults” condition, inspected and accepted by Buyer.

8.6 Taxes. Seller has paid all taxes, including federal, state and local income, profits, franchise, sales, use, property, excise, payroll, and other taxes and assessments (including interest and penalties) relating to or for Seller, the Assets or the Business, in each case to the extent that such have become due and are not being contested in good faith. No claims for additional taxes have been asserted against Seller and no audits are pending with respect to any tax liabilities of Seller.

8.7 Product Liability. Except as set forth in Schedule 8.7, it has no liability (and Seller has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Seller.

8.8 Disclosure. The representations and warranties contained in this Section 8 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 8 not misleading.

9. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

9.1 Organization. Buyer is a corporation duly incorporated and existing and in good standing under the laws of the State of Minnesota and has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

9.2 Corporate Authority. The execution and delivery of this Agreement, and the Transaction Documents, and the consummation of transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action and will not violate or conflict with any agreement or order by which Buyer is bound. This Agreement and the Transaction Documents are, or when delivered will be, legally, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

9.3 No Conflict. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation by it of the transactions contemplated hereby, will:

(a) Result in a violation of or default under or give rise to a right of termination, cancellation or acceleration, with or without the giving of notice or the lapse of time or both, of any agreement of Buyer;

(b) Adversely affect Buyer’s ability to perform its obligations hereunder or otherwise consummate the transactions contemplated hereby;

(c) Result in a violation of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which would have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to otherwise consummate the transactions contemplated hereby.

9.4 Absence of Litigation. There are no claims, actions, suits or proceedings (public or private) pending or, to Buyer’s knowledge, threatened against or effecting Buyer at law or in equity, before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity that if adversely determined, would individually or in the aggregate, have an adverse effect upon Buyer’s ability to enter into and consummate the transactions contemplated by this Agreement.

10. NONCOMPETE AND CONFIDENTIAL INFORMATION.

(a) Noncompetition. Seller will not, without the prior written consent of Buyer (which Buyer may withhold with or without reason) for the period commencing on the Effective Date and ending three (3) years from such date (the “Noncompete Period”), engage or be interested, directly or indirectly, whether alone or together with or on behalf of or through any other person, firm, association, trust, venture or corporation whether as partner, stockholder, agent, officer, director, employee, technical adviser, lender, trustee, beneficiary, or otherwise, in any phase of the “Restricted Business” (as hereinafter defined) in the “Restricted Area” (as hereinafter defined). Notwithstanding anything to the contrary in this Section 10, Seller shall not be restricted from and shall be entitled to:

(i) Purchase or otherwise acquire up to (but not more than 5% of any class of securities of any person engaged in the Restricted Business, so long as such securities are publicly traded; and

(ii) Be acquired by, merged, or otherwise consolidated or combined with a business or person, a component of which is engaged in the Restricted Business.

(b) Nonsolicitation. During the Noncompete Period Seller will not, for itself or any other person or entity, employ or otherwise engage, or offer to employ or otherwise engage, or solicit (except as may occur in solicitations of a general nature which are not targeted towards specific individuals) any person who has been an employee, or sales representative of the Division or Buyer at any time within the one year period prior to the date hereof or during the term of the Noncompete Period (the “Nonsolicitation Time Period”), nor during the Noncompete Period will Seller or any other person or entity on its behalf, contact or solicit any Restricted Business in the Restricted Area (as defined herein) from any person or entity that has been or is a customer or client of Seller or Buyer at any time during the Nonsolicitation Time Period.

(c) Restricted Business. The term “Restricted Business” means only the design, installation and maintenance (but not manufacture) of integrated (as such term is described below) audio/visual systems and integrated telephone conferencing systems for end users, including the resale of third-party manufactured audio/visual and phone conferencing systems in connection (and only in connection) with such design, installation and maintenance services. The term “integrated” refers to the integration by Buyer of individual products manufactured by two or more manufacturers unaffiliated with Buyer into audio/visual or telephone conferencing systems, which are then installed by Buyer for end users. Notwithstanding the foregoing, the term “Restricted Business” does not include the design and manufacture by Seller or its contracted manufacturers of audio/visual and phone conferencing systems (including manufactured products comprising all or a portion of such systems but which products may themselves contain components manufactured by third parties), or the design, sale, installation and maintenance by Seller, its affiliates, dealers, distributors, manufacturers’ representatives and agents, of such manufactured systems (including manufactured products comprising all or a portion of such systems but which products may themselves contain components manufactured by third parties). Nor does the term “Restricted Business” include the maintenance by Seller of one or more “Helpdesks.”

(d) Restricted Area. The term “Restricted Area” means the geographic areas of the United States of America, not including its territories and possessions.

(e) Engage or Be Interested, Directly or Indirectly. The term “engage or be interested, directly or indirectly,” as used herein, shall include giving advice or technical or financial assistance, by loan, guarantees, stock transactions or in any other manner to any person, firm, association, trust, venture or corporation doing or proposing to undertake such “Restricted Business” in the area covered by this Agreement.

(f) Injunctive Relief. In the event that said covenant not to compete is considered by a court of competent jurisdiction to be excessive in its duration or in the area to which it applies, it shall be considered modified and valid for such duration and for such area as said court may determine reasonable under the circumstances. In recognition of the irreparable harm that a violation of said covenant would cause to Buyer, Seller agrees that Buyer shall have the right to enforce this agreement by specific remedies, which shall include, among other things, temporary restraining orders and temporary and permanent injunctions. In the event of any such violation, Seller agrees to pay the reasonable attorneys’ fees incurred by Buyer in pursuing any of its rights with respect to such violation or violations in addition to the actual damages sustained by Buyer as a result thereof. In turn, Buyer agrees to pay the reasonable attorneys’ fees incurred by Seller if Buyer is not the prevailing party in connection with Buyer’s efforts to enforce this Agreement.

(g) Confidential Information. Each party acknowledges that it has, will or may have access to and become informed of Confidential Information of the other which is a competitive asset of such other party. As used herein, “Confidential Information” shall mean information that is proprietary to a party or proprietary to others and entrusted to a party, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted by a party and to its past, current or anticipated business (including without limitation information relating to the Restricted Business). Confidential Information also includes, without limitation, customer lists and information concerning purchasing, accounting, marketing, selling, products and services of a party. The Confidential Information with respect to the Business and the Assets purchased by Buyer pursuant to the Agreement shall be owned exclusively by Buyer, except to the extent that such Confidential Information may have other uses in the remainder of Seller’s business or businesses, whether currently or in the future, including but not limited to Seller’s international audiovisual integration business. Each party agrees that it will keep all Confidential Information owned exclusively by the other party hereto in strict confidence and to never directly or indirectly make known, divulge, reveal, furnish, make available, or use any such Confidential Information. Notwithstanding the foregoing, a party shall not have a duty of confidentiality with respect to any information disclosed by the other party which:

(i) The receiving party can demonstrate was known to it at the time of its disclosure, and was not acquired either directly or indirectly in breach of any violation of secrecy or confidentiality obligations owed to the disclosing party by any other party;

(ii) Is or becomes publicly known through no wrongful act of the receiving party or any other third parties;

(iii) Is received from a third party subsequent to the date of this agreement without breach of the restriction contained in this Agreement or any agreement between a third party and the disclosing party; or

(iv) Is approved for release by the written authorization of the disclosing party, or

(v) That has been or is independently developed by the receiving party or any other person as a matter of record, without reliance on the information provided by the disclosing party.

11. INDEMNIFICATION BY THE SELLER

11.1 Generally. Subject to the terms of this Section 11, Seller shall indemnify, defend and hold harmless Buyer and its directors, officers, employees, agents, consultants, representatives, affiliates, successors, permitted transferees and assigns (individually a “Buyer

Indemnified Party”; and collectively the “Buyer’s Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the Buyer’s Indemnified Parties, in connection with, arising out of or as a result of each and all of the following:

(a) any breach of any covenant, obligation, agreement, representation or warranty (but with respect to any representation or warranty, subject to the limitations of Section 17.3) made by Seller in this Agreement or any other document or instrument delivered by Seller to Buyer or entered into as part of the transactions contemplated by this Agreement;

(b) any and all liabilities and obligations of Seller except for the Assumed Liabilities, and any and all liabilities and obligations arising from ownership of the Assets, operation of the Business and incidents and occurrences on or prior to the Effective Date, whether or not reflected in its book and records and whether or not manifest on, after or prior to the Effective Date;

(c) any environmental liabilities, including but not limited to, clean-up, remediation and closure liabilities, arising out of, based on or resulting from (i) Seller’s operation of the Business; or (ii) Seller’s ownership of the Assets prior to the Closing Date; and

(d) any and all liabilities arising out of the lawsuit referenced in Schedule 8.7.

11.2 Non-Waiver, Non-Exclusive Remedy. Failure of the Buyer Indemnified Parties to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect Sellers’ obligations with respect thereto except to the extent that Seller can demonstrate actual loss and prejudice as a result of such failure.

12. INDEMNIFICATION BY BUYER

12.1 Generally. Subject to the terms of this Section 12, Buyer shall indemnify, defend and hold harmless Seller and its directors, officers, employees, agents, consultants, representatives, affiliates, successors, permitted transferees and assigns (individually a “Seller Indemnified Party”; and collectively the “Seller’s Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the Seller’s Indemnified Parties, in connection with, arising out of or as a result of each and all of the following:

(a) any breach of any covenant (including specifically the covenants of Buyer in Section 16.1), obligation, agreement, representation or warranty (but with respect to any representation or warranty, subject to the limitations of Section 17.3) made by Buyer in this Agreement or any other document or instrument delivered by Buyer to Seller or entered into as part of the transactions contemplated by this Agreement; and

(b) any misrepresentation or omission contained in any document, statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

(c) All Assumed Liabilities.

12.2 Non-Waiver, Non-Exclusive Remedy. Failure of the Buyer Indemnified Parties to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect Buyer’s obligations with respect thereto except to the extent that Seller can demonstrate actual loss and prejudice as a result of such failure.

12.3 Whenever any claim arises for indemnification hereunder, the indemnified party (hereafter the “Indemnified Party”) shall notify the indemnifying party (hereafter the “Indemnifying Party”) in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (the “Notice of Claim”), provided that the failure of the Indemnified Party to notify the Indemnifying Party shall not invalidate any claim for indemnification hereunder unless the failure to so notify prejudices the Indemnifying Party. Such notice must be given in good faith, shall specify with particularity all facts known to the Indemnified Party giving rise to such indemnification right and, if possible, the amount or an estimate of the amount of the liability arising therefrom.

12.4 Right to Defend. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party or any possible claim or demand by the Indemnified Party against any third party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the determination of such claim or demand at its expense through counsel of its own choosing) to defend or prosecute such claim or demand in the name of the Indemnified Party at the Indemnifying Party’s expense and through counsel of its own choosing if it gives written notice of its intention to do so to the Indemnified Party at any time. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, the parties shall cooperate in the defense of prosecution thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably requested in connection therewith.

12.5 Settlement. Except as provided in Section 12.4, (a) neither the Indemnified Party nor the Indemnifying Party shall make any settlement of any claim that would give rise to an indemnification claim hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and (b) if a firm offer is made to settle a claim and the Indemnifying Party desires to accept such offer, but the Indemnified Party elects not to agree to such settlement offer, the Indemnified Party may contest or defend such claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party in accordance with this Agreement with respect to such claim shall be limited to and shall not exceed the amount of such settlement offer.

12.6 Claim Reduction. Any claim for indemnification under this Article 12 shall be reduced to the extent of any third party insurance actually received by the Indemnified Party.

13. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions precedent:

13.1 Representations and Warranties. All the representations and warranties of Buyer set forth herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

13.2 Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions set forth herein which are to be performed by or complied with by or prior to the Closing Date.

13.3 Prohibition. There shall have been no written or oral claims by a third party challenging consummation of the transactions contemplated by this Agreement and no order or preliminary or permanent injunction shall have been entered in any action or proceeding before any United States federal or state court of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) making illegal the consummation of any of the transactions hereunder.

13.4 Closing Documents. The form and substance of all certificates, instruments and other documents required to be delivered to Buyer under this Agreement or necessary to affect the transfer of the Assets and assumption of the Assumed Liabilities, shall have been executed by Buyer and delivered to Seller on or before the Closing in the form attached hereto or in a form otherwise reasonably acceptable to Seller, including all the documents required by Section 3 hereof.

13.5 Officer Certificate. Buyer shall have furnished to Seller a certificate, dated as of the Closing Date, signed by an officer of Buyer to the effect that Buyer has fulfilled the conditions set forth in Sections 13.1 and 13.2 hereof.

13.6 Consents. All required Consents shall have been obtained.

14. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Buyer ) on or prior to the Closing Date of the following conditions precedent:

14.1 Representations and Warranties. All the representations and warranties of Seller set forth herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

14.2 Performance of Agreements. Seller shall have performed in all material respects all obligations and agreement and complied in all material respects with all covenants and conditions set forth herein which are to be performed by or complied with by or prior to the Closing Date.

14.3 Prohibition. There shall have been no written or oral claims by a third party challenging consummation of the transactions contemplated by this Agreement and no order or preliminary or permanent injunction shall have been entered in any action or proceeding before any United States federal or state court of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) making illegal the consummation of any of the transactions hereunder.

14.4 Closing Documents. The form and substance of all certificates, instruments and other documents required to be delivered to Seller under this Agreement or necessary to affect the transfer of the Assets and assumption of the Assumed Liabilities, shall have been executed by Seller and delivered to Buyer on or before the Closing in the form attached hereto (including the Assignment of Domain Names and the Assignment of Marks attached as Exhibits 14.4(a) and 14.4(b) or in a form otherwise reasonably acceptable to Buyer, including all the documents required by Section 3 hereof.

14.5 Officer Certificate. Seller shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by an officer of Seller to the effect that Seller has fulfilled the conditions set forth in Sections 14.1 and 14.2 hereof.

14.6 Consents. All required Consents shall have been obtained.

15. TERMINATION PRIOR TO THE CLOSING.

15.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By the mutual consent of Seller and Buyer.

(b) By Seller or Buyer if there shall have been any statute, rule or regulation enacted or promulgated by any government body or agency which makes the purchase of the Assets illegal or renders Buyer unable to purchase or Seller unable to transfer the Assets or any part thereof.

(c) If any of the conditions set out in Section 12 and 13 are not satisfied or waived at or before the Closing Date, this Agreement may be terminated by the Party entitled to the benefit of such condition upon notice in writing to the other Party.

(d) If the Closing has not occurred on or prior to June 1, 2004, this Agreement may be terminated by either Party upon giving written notice to the other Party.

15.2 Rights Upon Termination. In the event of a termination of this Agreement pursuant to this Section 15, the obligations of the Parties under this Agreement shall be at an end, provided that any party may also bring an action against the other for damages suffered where the non-performance or non-fulfillment of the relevant condition is as a result of (a) a breach of a covenant, representation or warranty contained in this Agreement by the other and such party has not used commercially reasonable efforts to cure such breach prior to the Closing; or (b) a breach of Section 17.4.

15.3 Effect of Termination. In the event of termination by reason of Section 15.1 and subject to the terms of Section 15.2, this Agreement shall forthwith become void and of no force and effect and there shall be no further obligations hereunder on the part of the parties except for the obligations set forth in Sections 10(g) and 17.7.

16. OTHER AGREEMENTS.

16.1 Consequences of Non-Assignability and Service Agreement.

(a) Notwithstanding anything to the contrary stated in this Agreement, but subject to Subsection (b) below, if (i) the sale, assignment, transfer or conveyance of any of the Assigned Contracts without approval, consent or waiver of another party thereto would violate, conflict with, result in a breach or termination of, or constitute a default or event of default under (or an event which with due notice or lapse of time, or both, would continue a default or event of default under) the terms of such Assigned Contract or result in the creation of any security interest on any of the Assets under any such Assigned Contract or enable another party to such Assigned Contract to terminate the same or impose a penalty or additional payment obligations or accelerate any obligation of Seller or Buyer under any such Assigned Contract, and (ii) all necessary approvals, consents and waivers of all parties to such Assigned Contract have not been obtained at or prior to the Closing, then (A) this Agreement shall not constitute an agreement to assign or assume such Assigned Contract and such Assigned Contract shall not be assigned to or assumed by Buyer or be included in the Assets or the Assumed Liabilities, (B) Seller shall, following the Closing, use all reasonable efforts to assist Buyer in attempting to obtain such necessary approvals, consents and waivers, (C) Seller and Buyer shall, following the Closing, promptly execute all documents necessary to complete the assignment and assumption of such Assigned Contract if such approvals, consents and waivers are obtained, and (D) unless and until such approvals, consents and waivers are obtained and such assignment and assumption occurs, Seller and Buyer shall cooperate in entering into any reasonable arrangement designed to obtain for Buyer all benefits and privileges of such Assigned Contract including the holding by Seller of such benefits and privileges in trust for Buyer, while protecting Seller from the obligations of Seller first accruing under such Assigned Contract after the Closing Date and related to the period of time after the Closing Date under such Assigned Contract.

(b) Attached hereto as Exhibit 16.1 is a service agreement between US Bancorp Piper Jaffray and Seller. The parties acknowledge that Section 9 thereof prohibits any assignment of such agreement or the subcontracting of services to be rendered by Seller to any other party, without the prior written consent of US Bancorp Piper Jaffray, which has not been obtained. Consequently, while such agreement is listed in Schedule 1.1(g) as an “Assigned Contract,” its assignment is subject to the terms of subsection (a) above. Further, Seller shall indemnify Buyer pursuant to Section 11 hereof against any claim alleged by US Bancorp Piper Jaffray to have been suffered by it as a consequence of such subcontracting in violation of the service agreement provided, however, such indemnity shall not extend to any failure by Buyer to perform in compliance with such agreement, with respect to liabilities and obligations arising thereunder and relating to services or obligations required to be performed under such agreement following the Closing Date, to the extent Buyer has been allowed to perform by US Bancorp Piper Jaffray. Buyer acknowledges that it has been informed by Seller that Seller has given notice to US Bancorp Piper Jaffray of Seller’s intent to terminate the services agreement, as provided therein.

16.2 Non-compete Agreements. With respect to any non-compete, non-disclosure, confidentiality and non-solicitation agreements which Seller has executed with former or current employees, both parties covenant to reasonably cooperate with one another, regardless of which party retains ownership of any such contract, so as to allow the enforcement of the rights therein granted to Seller for the benefit of both Seller and Buyer, to the extent the same is commercially appropriate.

16.3 Telephony. Promptly following Closing, Buyer shall, with Seller’s cooperation, request that the providers of the telephony services listed in Schedule 1.1(h) change the account information relating thereto, such that Buyer is solely liable to such providers for services rendered following the Closing. If such request is denied, then notwithstanding anything to the contrary herein, the telephony services shall not be transferred to Buyer hereunder.

16.4 Removal. Buyer shall have 30 days from the Closing Date to remove at its expense any of the Assets located at Seller’s leased premises in the Golden Hills Business Park in Golden Valley Minnesota. Buyer shall be responsible for repairing any damage caused in connection with its removal of any of the Assets. If they are not timely removed, Seller shall be entitled to remove such Assets at Buyer’s expense.

17. MISCELLANEOUS

17.1 Assignment. Neither party shall be permitted to assign its rights in this Agreement without the prior written consent of the other party. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and assigns, shall acquire or have any rights under or by virtue of this Agreement. Notwithstanding the foregoing, either party shall be permitted to assign this Agreement in connection with the sale of substantially all of its assets to a single party, or by operation of law, including by merger.

17.2 Covenant of Further Assistance. Notwithstanding any provision herein to the contrary, without further consideration, the parties shall execute and deliver or make available to one another such further instruments, documents and/or files as are necessary to effectuate the terms of this Agreement.

17.3 Survival of Representations and Warranties. All representations and warranties contained herein, and all other written representations and warranties of Buyer and Seller contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of three years.

17.4 Best Efforts Prior to Closing. Each of the parties shall take, or cause to be taken, all other commercially reasonable actions and do, or cause to be done, all other commercially reasonable things necessary, proper or advisable to permit the completion of the transactions contemplated by this Agreement in accordance with the terms hereof and to satisfy all the condition precedent to Closing, and shall cooperate with each other in connection therewith, including using all commercially reasonable efforts to obtain, prior to the Closing Date, any necessary consent to assign the Assigned Contracts, although Seller shall not be required to pay any amounts or incur any additional obligations in connection with any request it may make of any counterparty to the Assigned Contracts, to consent to the assignment of such contracts.

17.5 Confidentiality; Public Announcements. The parties shall consult in advance on the timing and content of public announcements regarding the transactions contemplated under this Agreement, and subject to applicable law, rule or regulation, all such public announcements shall require the consent of the parties, which consent shall not be unreasonably withheld. Subject to any applicable law, rule or regulation, no public announcement shall be made concerning the negotiation or execution of this Agreement without the written consent of each party, which consent shall not unreasonably withheld.

17.6 Notices. All notices, requests, demand and other communications hereunder shall be in writing (except as otherwise agreed upon between the parties as set forth in this Agreement), and shall be given by (i) a nationally recognized express delivery service which maintains delivery records, (ii) hand delivery, or (iii) certified or registered mail, postage prepaid, return receipt requested, to the parties at the following addresses, or at such other addresses as the parties may designate from time to time by written notice in the above manner:

If to Seller:	ClearOne Communications, Inc. 1825 Research Way Salt Lake City, Utah 84119 Attention: Chief Executive Officer Telephone:801-975-7200 Facsimile:801-977-0087
With a copy to: (such copy not to constitute notice)	Parsons Behle & Latimer Attention: Geoffrey Mangum One Utah Center 201 South Main Street, Suite 1800 P.O. Box 45898 Salt Lake City, Utah 84145-0898 Telephone: 801-532-1234 Fax: 801-536-6111
If to Buyer:	M:Space, Inc. 901 Marquette Ave. Suite 250 Minneapolis, MN 55402 Attention: Ryan Heining
With a copy to: (such copy not to constitute notice)	Maslon Edelman Borman & Brand, LLP Attention: Shawn R. McIntee 90 South 7th Street 3300 Wells Fargo Center Minneapolis, MN 55402 Telephone: 612-672-8200 Fax: 612-672-8397

17.7 Expenses. Except as provided in this section, each party to this Agreement shall pay its own costs and expenses (including attorneys’ fee and accountants’ fees) incurred in connection with the negotiation, execution and performance of this Agreement. Any sales, transfer, stamp or other like taxes applicable to the conveyance and transfer to Buyer of the Assets shall be borne and paid by Seller (in all events whether the foregoing are imposed on Buyer or Seller) to Buyer at Closing. If either party makes any payment of any fees or expenses that are to be borne by any other party, such other party shall reimburse the party making such payment on demand.

17.8 Risk of Loss. The risk of loss or damage by fire or other casualty to the Assets shall be upon Seller until the Closing and upon Buyer after the Closing.

17.9 Entire Agreement. This Agreement, including the exhibits and schedules attached to this Agreement, constitutes the entire agreement and understanding between Seller and Buyer with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

17.10 Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to its choice of law provisions, as though all acts and omissions related to this Agreement occurred in the State of Minnesota. All disputes related to or arising under this Agreement must be brought in either the United States District Court for the District of Minnesota or the State of Minnesota’s Fourth Judicial District Court with each party consenting to the exclusive jurisdiction of such courts and waiving any personal jurisdiction defenses. Each party hereby (i) waives any objection which it might have now or hereafter to the foregoing venue of any such litigation, action or proceeding, (ii) irrevocably submits to the exclusive jurisdiction of any such court set forth above in any such litigation, action or proceeding, and (iii) waives any claim or defense of inconvenient forum. Each party hereby consents to service of process by registered mail, return receipt requested, at such party’s address set forth in this Agreement (as modified by written notice of a party from time to time) and expressly waives the benefit of any contrary provision of law.

17.11 Injunctive Relief. The parties hereto acknowledge and agree that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed substantially in accordance with their specific terms. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the substantial performance of this Agreement and the terms and provisions hereof.

17.12 Severability. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

17.13 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be considered an original.

17.14 Knowledge Convention. Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made “to Seller’s or Buyer’s knowledge” or “to the best of Seller’s or Buyer’s knowledge” or words of similar intent or effect of any party or its representative, such statement shall be deemed to be made to the actual knowledge of a party’s officers at the vice president level and above as of the Effective Date.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.

ClearOne Communications, Inc.

/s/ Mike Keough
By Mike Keough

Its CEO/President

M:SPACE, Inc.

/s/ Ryan Heining

By  Ryan Heining

Its President